Exhibit 5.1

Hogan Lovells US LLP 609 Main Street Suite 4200 Houston, TX 77002 T +1 713 632 1400 F +1 713 632 1401 www.hoganlovells.com

May 26, 2023

Board of Directors
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, TX 77021

Ladies and Gentlemen:

We are acting as counsel to Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the resale, from time to time, by the selling stockholders listed in the Registration Statement of up to 11,163,637 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), comprised of (a) 330,000 shares of Common Stock (the “Shares”) issued in a private placement on May 16, 2023 (the “Private Placement”), pursuant to that certain Securities Purchase Agreement by and between the Company and an accredited investor, dated as of May 11, 2023 (the “Securities Purchase Agreement”), (b) 3,306,364 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of the pre-funded warrants (the “Pre-Funded Warrants”) issued in the Private Placement pursuant to the Securities Purchase Agreement, (c) 3,636,364 shares of Common Stock (the “Series A-1 Warrant Shares”) issuable upon the exercise of the Series A-1 warrants (“Series A-1 Warrants”) issued in the Private Placement pursuant to the Securities Purchase Agreement, (d) 3,636,364 shares of Common Stock (the “Series A-2 Warrant Shares”) issuable upon the exercise of the Series A-2 warrants (“Series A-2 Warrants”) issued in the Private Placement pursuant to the Securities Purchase Agreement, and (e) 254,545 shares of Common Stock (collectively, with the Pre-Funded Warrant Shares, the Series A-1 Warrant Shares, and the Series A-2 Warrant Shares the “Warrant Shares”) issuable upon the exercise of the placement agent warrants (collectively with the Pre-Funded Warrants, the Series A-1 Warrants, and the Series A-2 Warrants, the “Warrants”) issued to the Company’s placement agent in connection with the Private Placement, each as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam  Baltimore  Beijing  Birmingham  Boston  Brussels  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan  Minneapolis  Monterrey  Munich  New York  Northern Virginia  Paris  Perth  Philadelphia  Rome  San Francisco  São Paulo  Shanghai  Silicon Valley  Singapore  Sydney  Tokyo  Warsaw  Washington, D.C.   Associated Offices:  Budapest  Jakarta  Riyadh  Shanghai FTZ  Ulaanbaatar.   Business Service Centers:  Johannesburg  Louisville.   Legal Services Center:  Berlin.  For more information see www.hoganlovells.com

Salarius Pharmaceuticals, Inc.	- 2 -	May 26, 2023

expressed, including the Securities Purchase Agreement and the Warrants. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, (a) the Shares have been validly issued, fully paid, and nonassessable, and (b) the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) the exercise of the Warrants in accordance with their terms, (ii) the receipt by the Company of the exercise price for the Warrant Shares as specified in the applicable Warrants, and (iii) the issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP